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                                                                   Exhibit 10.24

NORTH CAROLINA

                                            CONSIGNMENT AGREEMENT

MECKLENBURG COUNTY


     THIS AGREEMENT is made this 17th day of October, 1997, by and between BAKER & TAYLOR, INC. (hereinafter "Consignor") and WEST COAST ENTERTAINMENT CORPORATION (hereinafter "Consignee");

     The parties mutually agree as follows:

1. The Consignor agrees to deliver to Consignee on consignment and the Consignee agrees to accept and receive on consignment certain merchandise (hereinafter "Merchandise"), a list of which is attached hereto as Exhibit A and incorporated herein by reference.

2. Title to the Merchandise shall remain in the Consignor until sold by the Consignee as herein provided.

3. Consignee shall be responsible for the safekeeping of said Merchandise and to answer to the Consignor for any loss or damage to the same while in Consignee's actual or constructive possession (until the Merchandise is sold by the Consignee as herein provided). The Consignee shall provide insurance on the said Merchandise in an amount of at least $3.5 million, although the coverage amount shall be allowed to be decreased in proportion as payments from sales are made as provided herein and shall be increased as necessary to insure the full value of any replenishment shipments. Consignee shall instruct the insurer to list the Consignor as the beneficiary, and Consignor shall be an intended creditor third party beneficiary to the contract of insurance between the insurer and the Consignee with full rights to enforce the contract for Consignor's own benefit. Consignee shall provide verification of such insurance to the Consignor prior to the Consignor's shipment of the Merchandise.

4. Consignee shall be allowed to sell the Merchandise at such prices and make payment to Consignor as follows. Because the Consignee does not have a point of sale system which would enable it to identify at any given time exactly which items have been sold, the parties agree to the following payment and commission schedule. Consignee shall be allowed to retain all proceeds from the sale of Merchandise over and above the sum listed for each item in Exhibit A as a commission for making such sale. The payment schedule is based upon estimated sales for all payments except the final payment. At the time of the final payment, the parties shall make adjustments in the final payment amount to reflect the actual sales made, actual shipments made to Consignee, and actual product returned by Consignee to Consignor. The original shipment, estimated at $3.5 million, shall be shipped the week ending October 24, 1997. Thereafter, replenishment shipments.



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     may be made during the term of this agreement, and such shipments shall be governed by this agreement.

                       Payment     Returns
Week Ending            Schedule    Schedule
-----------            --------    --------

24 Oct 97
31 Oct 97
07 Nov 97
14 Nov 97
21 Nov 97
28 Nov 97
05 Dec 97              $450,000
12 Dec 97
19 Dec 97              $900,000
26 Dec 97
02 Jan 98
09 Jan 98
16 Jan 98              $450,000
23 Jan 98                          Return all unsold products
                                   per terms of this agreement

30 Jan 98
06 Feb 98                          Final payment equal to amount of
                                   product shipped to Consignee under
                                   this agreement less previous
                                   payments made and less product
                                   returned in accordance with this
                                   agreement


If at any point in time prior to a scheduled payment date above, the replenishment shipments exceed the next scheduled payment, such payment shall equal such replenishment total. For example, if replenishment shipments of $500,000 are received before December 5, 1997, the amount due on December 5, 1997 shall be $500,000. Conversely, if replenishments received before December 5, 1997 are $400,000, then the amount due on December 5, 1997 shall be $450,000.

Consignee shall pay interest at the rate of 15% per annum on any balance required to be paid by Consignee under this agreement, if and when such payments by Consignee are past their due date. Interest at that rate shall continue to accrue on the outstanding balance until paid in full.



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Payments shall be made by overnight delivery to the following address:

          Baker & Taylor Entertainment
          1615 Brett Road
          New Castle, DE 19720
          Attn: Citibank
                Lockbox 8035

To return unsold Merchandise, Consignee shall contact a Baker & Taylor Customer Service Representative for a Return Authorization Number prior to the week of January 23, 1998. Consignee shall follow the return policy described in Exhibit B which is attached hereto.

5. Upon the request of the Consignor, Consignee shall generate and provide to Consignor an itemized and accurate record of the location of the Merchandise. Consignee shall provide this record within 7 days of the request from Consignor.

6. All of the Merchandise which remains unsold and the record required in paragraph 5 shall at all times be subject to inspection by the Consignor or its representative.

7. In the event of a breach or default by the Consignee, the Consignor shall be permitted to enter the Consignee's premises (or locations under the control of the Consignee) at any time to remove any unsold Merchandise and any monies owned to it under this agreement. In that event, Consignor shall be entitled to take and remove the amount of monies owned to it under this Agreement from funds at the Consignee's premises or from any other locations or accounts where the Consignee has control of funds or legal title to funds, regardless whether such funds are the identifiable proceeds of the sale of this Merchandise or not. In the event of a breach or default by Consignee, Consignee waives any and all defenses to Consignor's removal of Merchandise and/or to Consignor's collection of monies owed under this agreement.

8. The parties agree to execute promptly such UCC forms and any other documents as the other party requests to confirm the existence or terms of this Agreement. The Consignor shall be entitled to require the Consignee to sign UCC forms or other forms for public filing prior to Consignee taking delivery of the Merchandise. Consignee shall pay all filing fees for UCC forms and attachments (i.e., copies of this agreement attached to the UCC form). If Consignor advances said filing fees, Consignee shall reimburse Consignor within 15 days of receiving an invoice for the same.

9. Consignee warrants that this agreement is not in violation of any loan documents or other financing agreements to which it is a party as of this execution of this agreement. Both parties warrant that the agents who have executed this agreement on behalf of each of them have the authority to bind the respective corporations. Consignee warrants that it has made all of its banks and financial institutions.

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    (whether for deposit accounts or for financing) aware of this agreement.
    Consignee shall hold Consignor harmless for any breach of these warranties by Consignee.

10. Copies of records, and verification of insurance shall be delivered to the Consignor to the following address: Baker & Taylor, Attention: Vice President of Finance, 8140 N. Lehigh Ave., Morton Grove, IL 60053.

11. In the event the Consignor finds it necessary to take legal action to enforce the rights under this agreement, Consignee shall be responsible for all of Consignor's costs in such action, including a reasonable attorney's fee.

12. This instrument contains the complete agreement of the parties on this subject. In the event any part of this agreement is determined by a court to be invalid, the remaining provisions shall remain in full force and effect.


    Entered the date written above.


BAKER & TAYLOR, INC.

By Baker & Taylor Entertainment

By: /s/ Sherri L. Sawyer        [SEAL]
    ---------------------------
    Authorized Agent

    Printed Name: Sherri L. Sawyer
    Title: CFO

WEST COAST ENTERTAINMENT CORPORATION

By: /s/ Richard Kelly           [SEAL]
    ---------------------------
    Authorized Agent

    Printed Name: Richard Kelly
    Title: CFO